Exhibit 99(a)(22)

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On a Success Track

Dr. Kurt Bock, CFO

Ludwigshafen, February 22, 2006

[LOGO]	Components of Sales Development

Change in % vs. equivalent period of previous year

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Income Statement Highlights

Q4 2005 vs. Q4 2004

Million Euro

	Q4 2005	Q4 2004%
Sales	11,720	9,858	19
EBITDA	2,222	2,577	(14)
EBIT before special items	1,591	1,617	(2)
EBIT	1,482	1,792	(17)
Financial result	(43)	(691)	—
Income before taxes and minority interests	1,439	1,101	31
Net income	560	404	39
EPS (reported) in Euro	1.10	0.74	49

Sales by Regions*

FY 2005

In billion EUR, changes in %

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* based on location of customer

Income Statement Highlights I

FY 2005 vs. FY 2004

Million Euro

	FY 2005	FY 2004%
Sales	42,745	37,537	14
EBITDA	8,233	7,685	7
EBIT before special items	6,138	5,230	17
EBIT	5,830	5,193	12

Special Items

Million Euro

	FY 2005	FY 2004
Special items included in EBIT	(308)	(37)
thereof restructuring	(295)	(277)
Special items included in financial result	222	(618)
Total	(86)	(655)

Income Statement Highlights II

FY 2005 vs. FY 2004

Million Euro

	FY 2005	FY 2004%
Financial result	96	(846)	—
Thereof:
Income from financial assets	348	(596)	—
Interest result	(170)	(206)	—
Other financial results	(82)	(44)	—
Income before taxes and minority interests	5,926	4,347	36
Net income	3,007	2,004	50
EPS (reported) in Euro	5.73	3.65	57
EPS (acc. to US-GAAP) in Euro	5.83	3.39	72

Changes in Financial Reporting

IFRS used as reporting standard since January 1st, 2005

•                  Impairment only approach for goodwill

•                  Capitalization of interest cost for construction period

•                  Fair value approach to financial instruments

• Pensions:	• Fresh start approach as of Jan. 1, 2004 • 3rd option of IAS 19 (actuarial gains and losses charged against equity)

Changes in Financial Reporting

Other changes in BASF’s financial reporting

•                  Unaudited IFRS figures for 2004 published in Q1 2005 have been slightly adjusted. Effects taken into consideration in Q4 2004.

•                  Expenses related to exploration for oil and gas deposits and to dry holes eliminated from research and development expenses and included in other operating expenses. 2004 figures were adjusted.

Detailed Financial Report to be published on March 14, 2006

Segment Performance

Q4 2005 vs. Q4 2004

Million EUR		Sales	%	EBIT*	%
Chemicals		2,211	18	379	(10)
Plastics		3,037	6	221	(7)
Performance Products		2,155	9	177	(7)
Agricultural Products & Nutrition		1,203	5	118	(37)
thereof	Agricultural Products	720	2	124	(33)
	Fine Chemicals	483	11	(6)	—
Oil & Gas		2,536	57	753	47
thereof	Exploration & Production	1,040	43	603	45
	Gas Trading	1,496	68	150	55
Other		578	59	(57)	—

* Before special items

Segment Performance

FY 2005 vs. FY 2004

Million EUR		Sales	%	EBIT*	%
Chemicals		8,103	15	1,488	8
Plastics		11,718	11	1,031	37
Performance Products		8,267	3	890	5
Agricultural Products & Nutrition		5,030	(2)	693	(9)
thereof	Agricultural Products	3,298	(2)	671	1
	Fine Chemicals	1,732	(3)	22	(77)
Oil & Gas		7,656	45	2,410	46
thereof	Exploration & Production	3,499	41	2,094	59
	Gas Trading	4,157	49	316	(7)
Other		1,971	26	(374)	(127)

* Before special items

Statement of Cash Flows I

Million EUR

	2005	2004
Cash provided by operating activities before external financing of pension obligations	5,250	4,634
Net income	3,007	2,004
Depreciation and amortization of intangible, tangible and financial assets	2,427	3,119
Changes in working capital	250	(193)
Miscellaneous items	(434)	(296)
Cash provided by operating activities	1,590	4,634
Transfer of liquid funds to the Contractual Trust Arrangement (CTA)	(3,660)	—

Statement of Cash Flows II

Million EUR

	2005	2004
Cash used in investing activities	(706)	(1,233)
Payments related to tangible and intangible fixed assets	(1,948)	(2,057)
Acquisitions / divestitures	995	570
Financial investments and other items	247	254
Cash used in financing activities	(2,108)	(1,836)
Capital increases / repayments	(1,425)	(781)
Changes in financial liabilities	299	(203)
Dividends	(982)	(852)

Balance Sheet

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Disclaimer

This presentation contains forward-looking statements under the US Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking statements contained in this presentation.

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